UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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BancTrust Financial Group, Inc.

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BancTrust Financial Group, Inc.
100 Saint Joseph Street
Mobile, Alabama 36602
Telephone 251/431-7800
April 7, 2008
Dear Shareholders,
The 2008 Annual Meeting of BancTrust Financial Group, Inc. will be held at 10:30 a.m. on Thursday, May 8, 2008, at the corporate offices located at 100 Saint Joseph Street, Mobile, Alabama 36602. The directors and officers join me in extending an invitation to you to attend the meeting.
Enclosed are the Secretary’s official Notice of Annual Meeting, a Proxy Statement and a Form of Proxy. Also enclosed is our 2007 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2007.
We hope very much that you will attend the meeting, but whether you plan to attend or not, we would appreciate you signing and returning the enclosed Proxy. Should you attend the meeting in person, the Proxy can be revoked at your request.
We sincerely appreciate your support and cooperation, and we earnestly solicit your continued help during 2008.
We look forward to seeing you on May 8, 2008, in Mobile.
Sincerely,
/s/ W. Bibb Lamar, Jr.
W. Bibb Lamar, Jr.
President and Chief Executive Officer
Enclosures
This Proxy Statement is first being given or sent to shareholders on or about April 7, 2008.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
BANCTRUST FINANCIAL GROUP, INC.
VOTING SECURITIES
ELECTION OF DIRECTORS
DIRECTOR COMMITTEES AND ATTENDANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS AND MATTERS
INDEPENDENT ACCOUNTANTS
OTHER MATTERS
BancTrust Financial Group, Inc. Audit Committee Charter
BancTrust Financial Group, Inc. Audit and Non-Audit Services Pre-Approval Policy

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of
BancTrust Financial Group, Inc.
NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the Annual Meeting of the Shareholders of BancTrust Financial Group, Inc. will be held at 100 Saint Joseph Street, Mobile, Alabama 36602 on Thursday, May 8, 2008, at 10:30 a.m. CDT for the purpose of considering and voting upon the following matters:
1.	Election of Directors. Election as directors of the fourteen nominees named in the enclosed Proxy Statement.

2.	Other Business. Transaction of such other business as may be brought before the meeting or any adjournment thereof. Management currently knows of no other business to be presented.
Only those Shareholders of record at the close of business on March 14, 2008, will be entitled to notice and to vote at the meeting.
By Order of the Board of Directors,
/s/ F. Michael Johnson
F. Michael Johnson
Executive Vice President,
CFO and Secretary
Mobile, Alabama
April 7, 2008
NOTICE: YOUR PROXY FORM AND RETURN ENVELOPE ARE INSIDE THIS ENVELOPE.

BANCTRUST FINANCIAL GROUP, INC.
100 Saint Joseph Street, Mobile, Alabama 36602
PROXY STATEMENT
Annual Meeting, Thursday, May 8, 2008, 10:30 a.m. CDT
     This Proxy Statement and the enclosed Proxy are first being mailed on or about April 7, 2008, to shareholders of BancTrust Financial Group, Inc. (“BancTrust” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of BancTrust for use at the Annual Meeting of Shareholders on Thursday, May 8, 2008, to be held at 100 Saint Joseph Street, Mobile, Alabama 36602 and any adjournment thereof.
     BancTrust is the parent company and owner of 100% of the stock of BankTrust (the “Alabama Bank”), headquartered in Mobile, Alabama and BankTrust (the “Florida Bank”), headquartered in Santa Rosa Beach, Florida.
VOTING SECURITIES
     As of the record date, March 14, 2008, there were 17,597,757 shares of BancTrust’s common stock outstanding. Each share is entitled to one vote.
Security Ownership of Directors, Nominees, 5% Shareholders and Officers
     As of the record date there were no known 5% shareholders of BancTrust. The following chart reflects the number of shares beneficially owned by (i) each director and nominee of BancTrust; (ii) each executive officer named in the Summary Compensation Table; and (iii) the directors and executive officers of BancTrust as a group.

				Percentage of
	Number of	Right to	Total Beneficial	Beneficial
Name	Shares Owned[1]	Acquire[2]	Ownership	Ownership[3]
Tracy T. Conerly	7,359		7,359	0.04%
Stephen G. Crawford	166,100		166,100	0.94%
David C. De Laney	75,700		75,700	0.43%
Robert M. Dixon, Jr.	24,224		24,224	0.14%
James A. Faulkner	11,035		11,035	0.06%
Bruce C. Finley, Jr.	22,415	5,000	27,415	0.16%
Michael D. Fitzhugh	9,050	19,680	28,730	0.16%
Broox G. Garrett, Jr.	94,239	650	94,889	0.54%
W. Dwight Harrigan	232,932		232,932	1.32%
Clifton C. Inge, Jr.[4]	20,856		20,856	0.12%
F. Michael Johnson	42,190	17,180	59,370	0.34%
W. Bibb Lamar, Jr.	80,634	35,080	115,714	0.66%
John H. Lewis, Jr.	27,177		27,177	0.15%
Edward T. Livingston	9,500	15,000	24,500	0.14%
Harris V. Morrissette[4]	97,722	650	98,372	0.55%
J. Stephen Nelson [5]	41,000		41,000	0.23%

				Percentage of
	Number of	Right to	Total Beneficial	Beneficial
Name	Shares Owned[1]	Acquire[2]	Ownership	Ownership[3]
Paul D. Owens, Jr.	380,472	650	381,122	2.17%
Dennis A. Wallace	23,189		23,189	0.13%

All directors and executive officers as a group	1,365,794	93,890	1,459,684	8.25%

[1]	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse or children, holds in an IRA or other retirement plan program, or holds in our dividend reinvestment plan, unless otherwise indicated in these footnotes.

[2]	Includes shares that may be acquired upon the exercise of stock options that are or become exercisable within sixty days of the date of this proxy statement.

[3]	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within sixty days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within sixty days, but that no other persons exercise any options. The calculations are based on 17,597,757 shares of common stock outstanding on March 14, 2008.

[4]	Mr. Inge and Mr. Morrissette are first cousins.

[5]	Mr. Nelson has pledged as collateral 37,000 shares for a bank loan.
     Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires that BancTrust’s directors and executive officers, and persons who own more than ten percent of BancTrust’s common stock, file with the Securities and Exchange Commission reports related to their ownership and changes in ownership of common stock and other equity securities of BancTrust. Management believes, based solely upon information furnished to BancTrust and written representations that no other reports were required, that all persons subject to the reporting requirements of Section 16(a) during 2007 filed the reports on a timely basis except as follows:

	Date of	Number of	Filing
Name	Transaction	Shares	Date
Tracy Conerly	05/15/2007	1,100	06/01/2007
Harris V. Morrissette	06/13/2007	10,000	06/18/2007
Robert M. Dixon, Jr.	10/31/2007	2,100	11/06/2007
Clifton C. Inge, Jr.	01/22/2007	1,000	01/30/2007
Tracy Conerly	03/26/2007	78	04/02/2007
Robert M. Dixon, Jr.	03/26/2007	25	04/02/2007
James A. Faulkner	03/26/2007	43	04/02/2007
Broox G. Garrett, Jr.	03/26/2007	17	04/02/2007
Clifton C. Inge, Jr.	03/26/2007	92	04/02/2007
John H. Lewis, Jr.	03/26/2007	51	04/02/2007
Harris V. Morrissette	03/26/2007	103	04/02/2007

     The March 26, 2007 filings for Ms. Conerly, Mr. Dixon, Mr. Faulkner, Mr. Garrett, Mr. Inge, Mr. Lewis and Mr. Morrissette were for purchases of our common stock made by the directors deferred compensation plan. The plan administrator did not provide timely notice of the purchases.
ELECTION OF DIRECTORS

Number and Term
     The Articles of Incorporation of BancTrust provide that the number of directors to be elected at the Annual Meeting will be fixed by resolution of the Board of Directors. The Board has adopted a resolution fixing at fourteen the number of directors to be elected at the 2008 Annual Meeting. The directors so elected will serve a term of one year.
Nominees
     The persons named below are the Board’s nominees for election as directors, and each has agreed to serve if elected. All nominees are members of the current BancTrust Board of Directors.
Tracy T. Conerly
A BancTrust director since 2006
Ms. Conerly, age 43, is a partner with Carr Riggs & Ingram, LLC, a certified public accounting firm. She has practiced accounting with that firm since 1990. She has served as a director of the Florida Bank since 2000. Ms. Conerly serves as Chairperson of the Audit Committee.
Stephen G. Crawford
A BancTrust director since 1985
Mr. Crawford, age 68, served as General Counsel to BancTrust from July 2003 through December 2004 and has served as Chairman of the Executive Committee since 1992. He is also a member of the Hand Arendall, L.L.C. law firm, Mobile, Alabama, where he has practiced law since 1964. Mr. Crawford has been a director of the Alabama Bank since 1986 and served as a director of BancTrust Company, Inc., BancTrust’s subsidiary trust company, from 1998 until 2007, when it was merged into the Alabama Bank.
David C. De Laney
A BancTrust director since 1985
Mr. De Laney, age 60, is President of First Small Business Investment Company of Alabama, Mobile, Alabama, a provider of debt and equity financing to small businesses, a position he has held since 1978. Mr. De Laney has been a director of the Alabama Bank since 1986.
Robert M. Dixon, Jr.
A BancTrust director since 2005
Mr. Dixon, age 45, has been President of M.C. Dixon Lumber Company, Inc., Eufaula, Alabama, since 2003. From 1988-2003, Mr. Dixon served as Vice President of M.C. Dixon Lumber Company, Inc. Mr. Dixon was Chairman of the Board of BankTrust of Alabama, headquartered in Eufaula, Alabama, from January 2005, and a director from 2000, until its merger with the Alabama Bank in 2007.

James A. Faulkner
A BancTrust director since 2004
Mr. Faulkner, age 63, has served since 2000 as a director of Branch Banking & Trust, Co., Winston-Salem, North Carolina and as an advisory director of the Dahlonega, Georgia Board of Branch Banking & Trust, Co. of North Carolina. Previously Mr. Faulkner served as Vice Chairman (2000-2001) and CEO (1997-2000) of Century South Banks, Inc. From 2000 until its merger with BancTrust at the end of 2003, Mr. Faulkner served as a director of CommerceSouth, Inc.
Broox G. Garrett, Jr.
A BancTrust director since 1993
Mr. Garrett, age 59, is an attorney and partner in the law firm of Thompson, Garrett and Hines, L.L.P., Brewton, Alabama, where he has been employed since 1973. Mr. Garrett served as a director of BankTrust, Brewton and its predecessor from 1983 until 2003, when it was merged into the Alabama Bank. He served as a director of BancTrust Company, Inc., BancTrust’s subsidiary trust company, from 1998 until 2007, when it was merged into the Alabama Bank.
W. Dwight Harrigan
A BancTrust director since 1997
Mr. Harrigan, age 70, has alternated annually since 1983 as President and Executive Vice President of Scotch Lumber Company, Fulton, Alabama. Mr. Harrigan has also served since 1987 as Chairman of Harrigan Lumber Company, Monroeville, Alabama. Mr. Harrigan served as a director of the Alabama Bank from 1986 until 2004.
Clifton C. Inge, Jr.
A BancTrust director since 2006
Mr. Inge, age 43, is a principal, Chairman and Chief Executive Officer of IPC Industries, Inc., a diversified holding company primarily focusing on investments in private equity, real estate development and timberland management, headquartered in Mobile, Alabama. Mr. Inge has served in such capacity since 1995. He also serves as a director of the Alabama Bank, a position to which he was elected in 2006.
W. Bibb Lamar, Jr.
A BancTrust director since 1989
Mr. Lamar, age 64, has been President, Chief Executive Officer and a director of BancTrust since 1989 and Chairman of the Alabama Bank since 1998. He has also served since 1989 as Chief Executive Officer and a director of the Alabama Bank. Mr. Lamar was a director of BancTrust Company, Inc., BancTrust’s subsidiary trust company, from 1998 until 2007, when it was merged into the Alabama Bank. Mr. Lamar served as President of the Alabama Bank from 1989 through 1998.
John H. Lewis, Jr.
A BancTrust director since 2002
Mr. Lewis, age 66, served as President and Chairman of Lewis Communications, Inc., Mobile, Alabama, a full service advertising, marketing and public relations firm, from 1976 until his retirement in 2005. Mr. Lewis performs consulting services for Lewis Communications. Mr. Lewis served as a director of the Alabama Bank from 1993 until 2004.
Harris V. Morrissette
A BancTrust director since 1997
Mr. Morrissette, age 48, is president of China Doll Rice and Beans, Inc., Saraland, Alabama, a manufacturer and packager of specialty food products. He was Chief Executive Officer of Marshall Biscuit Company, Inc., Mobile, Alabama, a manufacturer and packager of frozen and specialty food products, from 1994 until the company was sold in 2007. He has also served as Chairman of Azalea Aviation, Inc., an airplane fueling and charter company, since 1993. Mr. Morrissette served as a director of the Alabama Bank from 1990 through April 2004. Mr. Morrissette is also a director of the following companies that file reports with the Securities and Exchange Commission: EnergySouth, Inc. and The Williamsburg Investment Trust.

J. Stephen Nelson
A BancTrust director since 1993
Mr. Nelson, age 70, has been Chairman since 1993 of BancTrust. He served as a director of BankTrust, Brewton and its predecessor, First National Bank, Brewton, from 1979 until it was merged into the Alabama Bank in 2003. Mr. Nelson served as Chief Executive Officer of BankTrust, Brewton and its predecessor from 1984 through 1998 and as Chairman from 1993 to 2003. Mr. Nelson was a director of BancTrust Company, Inc., BancTrust’s subsidiary trust company, from 1998 until 2007, when it was merged into the Alabama Bank.
Paul D. Owens, Jr.
A BancTrust director since 1997
Mr. Owens, age 62, is an attorney in the private practice of law in Brewton, Alabama, where he has practiced since 1970. Mr. Owens served as a director of the Alabama Bank from 1986 until 2004. Mr. Owens serves on the executive committee of T.R. Miller Mill Company and Cedar Creek Land and Timber, Inc. He is a managing member of Goodway Refining, LLC.
Dennis A. Wallace
A BancTrust director since 2004
Mr. Wallace, age 58, has served as Chairman of the Florida Bank since 2000. Mr. Wallace is a licensed realtor with Baywood Realty, Santa Rosa Beach, Florida, a position he has held since 2003. From 1988 through 2000 Mr. Wallace was the owner of South Bay ACE Hardware & Lumber Co., Inc., Santa Rosa Beach, Florida. From 2000 until its merger with BancTrust at the end of 2003, Mr. Wallace served as a director of CommerceSouth, Inc.
     The Board of Directors does not contemplate that any nominee named above will be unavailable for election. If vacancies occur unexpectedly, the shares covered by the Proxy will be voted for the Board’s substitute nominees, if any, or in such other manner as the Board of Directors deems advisable.
     The Articles of Incorporation and Bylaws of BancTrust permit the Board of Directors, between annual meetings of shareholders, to increase the membership of the Board and to fill any position so created and any vacancy otherwise occurring. The Bylaws provide that any new director so elected holds office until the next annual shareholders’ meeting.

DIRECTOR COMMITTEES AND ATTENDANCE
     The BancTrust Board of Directors held eight meetings during 2007. The Board has the following standing committees: Executive, Corporate Governance and Nominating, ALCO (Asset Liability), Audit, Compensation and Loan. The Executive Committee (whose members presently are Messrs. Crawford, Lamar, Morrissette, Nelson, Owens and Wallace) between meetings of the Board may exercise all powers of the Board except as limited by the Bylaws and the Alabama Business Corporation Act. There were three meetings of the Executive Committee in 2007. The ALCO Committee (whose members presently are Messrs. De Laney, Inge, and Lamar) held six meetings during 2007. The Corporate Governance and Nominating Committee (whose members are presently Messrs. Morrissette, Dixon, Harrigan and Lewis) held two meetings during 2007. The Compensation Committee (whose members presently are Messrs. Faulkner, Crawford, Morrissette and Wallace) met nine times during 2007. The Loan Committee (whose members are presently Messrs. De Laney, Wallace, Lamar and Owens) held twelve meetings in 2007. The reports of the Audit and Compensation Committees are included in this Proxy Statement.
     Eight directors attended BancTrust’s 2007 Annual Meeting of Shareholders.
     Each bank subsidiary has standing committees composed of directors from their respective Boards. Both banks have a Finance (or Loan), Audit and Compensation Committee. In addition, the Alabama Bank has a Director Nominating Committee, an Executive Committee and a Trust Committee.
     None of our Board Committee Charters are available on our web site.
Nominating Committee and Board Composition
     Pursuant to its charter, which was included as an Appendix to the Company’s 2006 Proxy Statement, the Corporate Governance and Nominating Committee’s responsibilities include recommending to the Board of Directors the appropriate size of the Board, its structure and operations of the various committees; identifying and reviewing individuals believed to be qualified to become members of the Board; considering matters that relate to the Company’s director retirement policy; recommending Board committee assignments and committee chairs; assisting the Board in its evaluation of the independence of the Company’s directors in accordance with applicable legal and regulatory requirements; developing and recommending to the Board a set of corporate governance policies, practices and guidelines appropriate to the Company and reviewing such policies, practices and guidelines at least annually and recommending changes as necessary; serving as a resource for the evaluation process of the Board, its committees and management, as appropriate; preparing and reviewing with the Board an annual self-evaluation of the Committee; annually reviewing and assessing the adequacy of the Corporate Governance and Nominating Committee Charter; and performing any other duties or responsibilities expressly delegated to the Committee by the Board of Directors.
     In evaluating incumbent directors as potential nominees for reelection, the Committee reviews the directors’ qualifications, independence, attendance record and committee participation. In evaluating candidates to fill vacancies, the Committee reviews the recommendations of other directors and management. In nominating candidates, the Committee considers and assesses issues and factors that the Committee and the Board deem appropriate, including an individual’s integrity, education, business experience, accounting and financial expertise, age, diversity, reputation, civic and community relationships and knowledge and experience in matters impacting financial institutions such as the Company. Although not required by the Articles of Incorporation or Bylaws, the Committee feels that share ownership is an important factor in evaluating director nominees. The Committee will also consider recommendations by the Company’s shareholders of qualified director candidates for possible nomination to the Board. The Company’s Amended and Restated Articles of Incorporation state that shareholder nominations shall be in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than thirty days nor more than sixty days prior to the date of the meeting at which directors will be elected. Each notice given by a shareholder with respect to nominations for the election of directors shall set forth: (i) the name, age, business address, and if known, residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of the stock of the Company which are beneficially owned by each such nominee. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Company.
     The Corporate Governance and Nominating Committee is required to report the information elicited by its activities to the Board of Directors and, where appropriate, its recommendations for action by the Board of Directors, at its next meeting subsequent to that of the Committee.
     The nominations of the directors standing for reelection at the 2008 Annual Meeting were based on the recommendation of the Corporate Governance and Nominating Committee and were approved unanimously by the Board of Directors, including independent directors.
     Of BancTrust’s fourteen director nominees and the two additional persons who served as directors during 2007, only Messrs. Lamar and Nelson do not meet the requirements for independence as set forth in the listing standards of the Nasdaq Stock Market.
     In the process of evaluating the independence of directors, the Corporate Governance and Nominating Committee considered all relevant transactions, relationships and arrangements. Specifically, the Committee considered transactions and relationships of the following categories or types:
     • All of the directors either individually or through an affiliated entity, have a customer relationship with the subsidiary banks, such as deposit, brokerage, trust, loans or other financial services, that are on terms and conditions not more favorable than those afforded by the subsidiary banks to other similarly situated customers.
     • Directors Crawford and Garrett are attorneys in law firms which provide legal services to the Company. Mr. Crawford is a member of Hand Arendall, L.L.C. law firm, which serves as counsel for BancTrust and its subsidiaries. Mr. Garrett is a partner in the law firm of Thompson, Garrett & Hines, L.L.P. which serves as counsel for the Alabama Bank branches in Brewton and the trust department. Payments for services in the current or any of the past three fiscal years have not exceeded 5% of the recipient’s consolidated gross revenues or $200,000, whichever was more.

     In each case the Committee concluded that the transaction or relationship does not rise to the level that it could reasonably be deemed to impair the director’s exercise of independent judgement and autonomy in carrying out duties and responsibilities of a director.
     All of the members of this Committee meet the requirements for independence set forth in the listing standards of the Nasdaq Stock Market.
Compensation Committee
     Pursuant to its charter, which was included as an Appendix to the Company’s 2007 Proxy Statement, the Compensation Committee assists the Board in fulfilling its oversight responsibilities by reviewing, approving and recommending to the Board of Directors compensation packages and benefits.
     The Compensation Committee is comprised solely of non-employee directors who meet the independence requirements set forth in the listing standards of the Nasdaq Stock Market. It has the authority to retain, at the Company’s expense, and to terminate compensation consultants and other advisors to assist it in fulfilling its responsibilities. In 2007, the Compensation Committee was composed of four BancTrust directors. In January of 2008, Stephen G. Crawford was appointed to the Compensation Committee following the retirement from the Board of Directors of James P. Hayes, Jr.
     The Compensation Committee may delegate to its Chairperson such power and authority as the Committee deems to be appropriate, except when such power and authority is required by law to be exercised by the whole Committee or by a subcommittee consisting of one or more Committee members, which the Committee has the authority to form and delegate to. The Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of Chief Executive Officer compensation and to approve the consultant’s fees and other retention terms. During 2007, the Bankers Bank was engaged to advise the Compensation Committee and management regarding compensation issues. In 2007, the Compensation Committee approved the engagement of the Mercer human resources consulting firm to serve as the Company’s compensation consultant during 2008.
     The Committee reviews and approves the Company’s goals and objectives relevant to Chief Executive Officer and executive officer compensation, evaluates the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and recommends to the full board the Chief Executive Officer’s and other executive officers’ compensation levels based on its evaluation. The Committee considers the Company’s performance and relative shareholder return, the value of similar incentive awards to the Chief Executive Officer and executive officers at comparable companies and the awards given to the Chief Executive Officer and executive officers in past years when determining the long-term component of the Chief Executive Officer’s compensation. The Committee makes recommendations to the Board with respect to incentive compensation plans, equity-based plans and other compensatory plans.
     The Committee held nine meetings in 2007. During the course of the year, the Committee discussed with the Company’s compensation consultant and with senior management the

Company’s overall philosophy and objectives regarding executive compensation. The Company’s compensation program for its executive officers was constructed with that philosophy and those objectives in mind.
Report of the Audit Committee
     Pursuant to its charter which is included as Appendix A the Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders, the systems of internal controls which management and the Board of Directors have established and the audit process. The Audit Committee has adopted procedures for handling complaints regarding accounting or auditing matters, including procedures for the confidential, anonymous submission by employees of related concerns. The Audit Committee has reviewed the requirements of its charter and has complied with the requirements. The Audit Committee met six times during 2007.
     Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. The Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee reviewed and discussed with management the audited financial statements for BancTrust as of and for the year ended December 31, 2007, as well as the representations of management and the opinion of KPMG LLP, BancTrust’s independent auditor, regarding BancTrust’s internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act. It discussed with BancTrust’s internal auditors and independent auditors the overall scope and plans for their respective audits. It discussed with BancTrust’s internal auditors and KPMG, with and without management present, the results of their examinations, the evaluation of BancTrust’s internal controls, management’s representations regarding internal controls over financial reporting, and the overall quality of BancTrust’s financial reporting. It discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Auditing Standards Board of the American Institute of Certified Public Accountants.
     The Audit Committee received and reviewed the written disclosures and the letter from KPMG, as required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has considered and discussed with KPMG its independence.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in BancTrust’s Annual Report on Form 10-K for the year ended December 31, 2007.
     In 2007, the Audit Committee was composed of five BancTrust directors. Each committee member met the requirements for independence set forth in the Audit Committee Charter and in the listing standards of the Nasdaq Stock Market for the year 2007. In December of 2007, Tracy

Conerly was appointed as the Chairman of the committee. Mr. De Laney, who served as the Chairman until Ms. Conerly’s appointment, continues to serve as a member of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee possesses the attributes of an audit committee financial expert. The Board has named Tracy Conerly as its designated audit committee financial expert.
Submitted by,
Tracy T. Conerly, Chairman
David C. De Laney
James A. Faulkner
Clifton C. Inge, Jr.
Harris V. Morrissette
Code of Ethics
     BancTrust has a Code of Ethics that applies to each director, officer and employee of BancTrust and its affiliates. BancTrust will furnish a copy of its Code of Ethics to any person without charge upon request. Requests for the Code of Ethics must be submitted in writing to the Corporate Secretary at the address listed below:
F. Michael Johnson
BancTrust Financial Group, Inc.
P. O. Box 3067
Mobile, AL 36652
EXECUTIVE OFFICERS
     The following table reflects certain information concerning the executive officers of BancTrust. Each such officer holds his office(s) until the first meeting of the Board of Directors following the annual meeting of shareholders each year, or until a successor is chosen, subject to removal at any time by the Board of Directors. Except as otherwise indicated, no family relationships exist among the executive officers and directors of BancTrust, and no such officer holds his office(s) by virtue of any arrangement or understanding between him and any other person except the Board of Directors.

Name, Age and Office(s) with BancTrust	Other Positions with BancTrust
J. Stephen Nelson – age 70[1]
Chairman (since 1993)	Director (since 1993)

W. Bibb Lamar, Jr. – age 64[2]
President and CEO (since 1989)	Director (since 1989)

Name, Age and Office(s) with BancTrust	Other Positions with BancTrust
F. Michael Johnson – age 62[3]
CFO (since 1993), Executive Vice President
and Secretary (since 1985)	None

Michael D. Fitzhugh – age 59[4]
Executive Vice President (since 2004)	None

Bruce C. Finley, Jr. – age 60[5]
Senior Vice President and Senior
Loan Officer (since 2004)	None

Edward T. Livingston – age 61[6]
Executive Vice President	None

[1]	Director (1998-2007), BancTrust Company. Previously; Chairman, (1993-2003), Chief Executive Officer (1984-2003), and Director (1979-2003), BankTrust, Brewton, which merged into the Alabama Bank in 2003.

[2]	Chief Executive Officer and Director, since 1989, and Chairman, since 1998, the Alabama Bank; Director (1998-2007), BancTrust Company, Inc.. Previously: President (1989-1998), the Alabama Bank.

[3]	Executive Vice President and Cashier, since 1986, the Alabama Bank.

[4]	President and Chief Executive Officer, since 2005, the Florida Bank; Director and Executive Vice President, since 1998, the Alabama Bank. Previously; Chief Operating Officer (1998-2005), the Alabama Bank.

[5]	Executive Vice President, since 1998, the Alabama Bank. Previously: Senior Loan Officer (1998-2003), the Alabama Bank.

[6]	Division President, since 2007, the Alabama Bank. Previously: Brewton Market President (2002-2007), the Alabama Bank.
EXECUTIVE COMPENSATION
Management’s Compensation Discussion and Analysis
     Compensation Philosophy and Objectives
     We design and implement our compensation programs to attract, retain and motivate our officers, employees and directors by offering attractive and competitive compensation elements and amounts. We balance these goals against our need to control expenses for the benefit of our shareholders. We provide compensation programs aimed at rewarding production and at fostering loyalty to the Company. To be competitive, we seek to provide salaries, benefits and long-term incentives comparable to the median of those provided by other banking companies of our general size and success in our peer group. We find it difficult to quantify variables among our peer group, and therefore, we believe that the median is the best measure. We retained the Bankers Bank as our compensation consultant in 2007. The Bankers Bank provided us with salary, total cash compensation, and incentive plan data for selected executive positions. In

December of 2007, we retained Mercer as our compensation consultant for 2008. We expect the Mercer human resources consulting firm to adopt a more proactive approach to our compensation needs. We believe that, as a national compensation consultant, Mercer will be able to provide us with more comprehensive and meaningful input than we have had in the past.
     We believe we have been able to assemble a team of effective and productive officers and employees in part because of our compensation system. We use our compensation programs to retain our employees and attract additional talent when needed.
     Executive officer compensation consists of a combination of current compensation, in the form of base salaries and annual incentive cash bonuses, and long-term compensation, in the form of equity awards and retirement benefits, as well as certain perquisites. We believe that our short-term compensation programs are important in attracting and motivating our officers and employees. Our long-term compensation programs are aimed at retention. They are designed to encourage our officers and employees to consider our Company as their lifetime career employer.
     Base Salary
     Base salaries are intended to be competitive and are generally comparable to or in excess of the median of those paid by other banking companies of our general size and success in our market. The Compensation Committee annually reviews and approves all executive officer salary adjustments as recommended by the Chief Executive Officer. The Committee reviews the performance of the Chief Executive Officer and establishes, subject to Board approval, his base salary. Consideration of salary adjustments, if any, is driven by market factors, employee performance, competition for similarly talented people in our markets and peer group and other analysis provided by our compensation consultant.
     For 2007, our peer group consisted of 20 banks1 selected by our compensation consultant, comparable in size to our Company and located in the southeastern United States. Our consultant did not make any assessment of the qualifications or performance of the officers and made no adjustments to market data to reflect such factors. The officers’ jobs were matched against survey benchmark jobs. The officers’ current salaries were compared to the fiftieth percentile market salaries for 2006 and projected salaries for 2007. Our consultant performed custom peer group analysis for named executives Mr. Lamar, Mr. Johnson, Mr. Fitzhugh, Mr. Finley and Mr. Livingston. The consultant matched their jobs against survey benchmark jobs and provided market salaries for each position at the twenty-fifth, fiftieth, and seventy-fifth percentiles. Peer group proxy data for 2006 was incorporated into the market base salary levels and extrapolated to match the current fiscal year. Total cash compensation, including base salary and annual incentive payments, for the executives named in our proxy statement was compared to total cash compensation for the same period paid by our peer group banks.
     The Compensation Committee recommended to the Board and the Board of Directors approved the annual base salaries for the named executive officers in 2007.

     Non-Equity Incentive Compensation
     Annual performance-based incentives are designed and granted to provide competitive cash bonuses based on Company and individual performance. The cash incentive bonus program is established through the Annual Management Incentive Plan approved by the Compensation Committee, subject to final approval of the Board of Directors.
     Near the beginning of the year, officers are provided with their annual goals and objectives. Goals and objectives are established based on known economic, market and competitive factors, and typically include return on average assets, asset growth and certain subjective components. We believe that we need to remain flexible in order to react to specific business, economic or market needs as they arise. Therefore, the Compensation Committee is given the discretion to review the known economic, market and competitive factors at year-end, to re-evaluate goals and objectives and to make adjustments if factors have materially changed from those known when the goals and objectives were established. The elements included in an officer’s goals and objectives may change from year to year depending on our strategy and operating plans and the participant’s job assignment.
     An individual’s annual incentive award is established as a percentage of a participant’s year-end base salary. Potential payout is available at three levels, a threshold level, a target level and a maximum level. Some goals are not eligible for all levels of payout, and some goals are subjective or possess a subjective component. Actual incentive awards are disbursed as soon after the end of the year as reliable performance information is available. Generally a participant must be employed by the Company on the day that incentive payments are disbursed in order to receive a cash bonus. If a participant dies, becomes disabled or retires prior to the end of the year, a prorated incentive award may be paid at the discretion of the Compensation Committee and the Board of Directors.
     In early 2007, the Company’s consultant recommended to the Compensation Committee a range of potential incentive payouts to executive officers based on specific performance and growth goals of the Company as well as the officers’ individual goals. Company performance goals included return on average assets, asset growth and net income. The objectives also covered individual performance goals based on subjective factors. We selected return on average assets, asset growth and net income as key performance measures, because we believe these goals are standard benchmarks within our industry. We recommended a subjective component to provide the Compensation Committee and management the ability to assess non-quantifiable factors and reward or penalize the participant if necessary. The Chief Executive Officer was actively involved in establishing goals and recommending payout levels for the other executive officers. The Compensation Committee, with the assistance of the consultant, determined the Chief Executive Officer’s annual incentive objectives, weights, and performance ranges and the payout awarded. The Compensation Committee approved the annual incentive objectives, weights, performance ranges and payouts for all executive officers. The weightings of each objective for the named executive officers in 2007 were as follows:

Objectives and their Weightings

Name	Return on Average Assets	Average Asset Growth	Net Income	Subjective
W. Bibb Lamar, Jr.	20%	20%	40%	20%
F. Michael Johnson	20%	20%	40%	20%

BancTrust
	Return on		Market			Secondary	Financial
	Average	Net	Growth	Growth	Market	Mortgage	Services Net	Trust	Management
	Assets	Income	(Deposits)	(Loans)	Profit	Revenue	Profit	Net Profit	Effectiveness
Michael D. Fitzhugh	10%	15%	20%	10%	10%	5%	5%	5%	20%

	Return on	Average	Average	Net Charge	30 Day	Company
	Average	Asset	Loan	offs to Total	Average	Wide Loan
	Assets	Growth	Growth	Loans	Past Dues	Exceptions	Subjective
Bruce C. Finley, Jr.	15%	30%	10%	5%	10%	10%	20%

	Return on						Oversight
	Average	Average	Market			Secondary	Eufaula/
	Management	Asset	Growth	Growth	Market	Mortgage	Montgomery
	Assets	Growth	(Deposits)	(Loans)	Profit	Revenue	Market	Effectiveness
Edward T. Livingston	15%	15%	10%	10%	20%	5%	15%	10%
     In early 2008, based on its year-end review of 2007 performance, the Compensation Committee recommended, and the Board agreed, that because the Company did not achieve its quantifiable objectives, no incentive compensation would be paid to the named executive officers, except for Mr. Livingston. In making its recommendation, the Compensation Committee recognized the accomplishments and leadership of the named executives, particularly related to the successful merger and integration of The Peoples BancTrust Company. However, the Committee felt that the failure of the Company to achieve the quantifiable objectives warranted the recommendation to the Board. For performance in 2007, Mr. Livingston received 200% of the Brewton Market Profit component, 100% of the Oversight of the Eufaula/Montgomery Market component and 100% of the Management Effectiveness component. In making its recommendation, the Committee recognized Mr. Livingston’s accomplishments and leadership, particularly related to the oversight of the Brewton market, where he served as market president until October 17, 2007 when he was named Executive Vice President of the Company and Division President.
     Equity Incentive Compensation Plan
     The Board of Directors, with input from the Compensation Committee, administers the Company’s 2001 Incentive Compensation Plan, which was approved by our shareholders. It was adopted with the stated goal of promoting the long-term success of the Company and its subsidiaries through the provision of financial incentives to directors and key employees who are in positions to make significant contributions to the performance of the Company. Directors and key employees are eligible to participate. Awards may be made under this plan in the form of qualified stock options or non-qualified stock options, stock appreciation rights (SARs) and restricted stock. The Board considers the nature of the services rendered by the employee or director, the employee’s or director’s potential contribution to the long-term success of the Company and its subsidiaries and other factors it deems relevant in awarding grants. The Chief Executive Officer may make recommendations to the Committee or Board concerning the grant of options, SARs or restricted stock under the 2001 Incentive Compensation Plan. Originally 250,000 shares were reserved for issuance under this plan. In 2007, our shareholders voted to increase the number of shares reserved for issuance under this plan by 250,000 to 500,000, and 300,468 shares are currently available for issuance. There were no shares issued under this plan for performance in 2007.
     Long-Term Equity Incentive Compensation Plan
     Our Long-Term Equity Incentive Compensation Plan is available to selected individuals, including the Chief Executive Officer and the other named executives, and incentive awards are made thereunder in the form of restricted stock. The Long-Term Equity Incentive Compensation Plan was designed to align key management interests with those of shareholders and to encourage management to remain in the employ of the Company. The Long-Term Equity Incentive Compensation Plan was implemented on an annual basis and is not memorialized in a written plan document.
     Under this plan, the Compensation Committee typically approved a pool of shares of restricted stock for potential issuance to participants and specified the number of shares of the pool allocated to the Chief Executive Officer. The Chief Executive Officer was given the discretion to select the participants and allocate the remaining restricted stock pool, subject to approval by the Compensation Committee and the Board of Directors. Restricted stock awards under the plan were based on Company performance measures including profit and growth objectives. If we performed below these measures, the Compensation Committee could recommend a prorated award of shares for approval by the Board of Directors. Shares of restricted stock awarded prior to 2007 under the Long-Term Equity Incentive Compensation Plan were awarded pursuant to, and from the shares reserved for issuance under, the Company’s 2001 Incentive Compensation Plan approved by the shareholders.
     Time-vesting restricted stock awards were granted in order to retain our executive officers. Restricted stock granted through the Long-Term Equity Incentive Compensation Plan vests three years after the date of grant, as long as the officer has remained continuously employed by the Company during the three-year vesting period. If the officer terminates employment during the vesting period as a result of retirement, permanent disability or death, the extent to which restrictions will be deemed to have lapsed will be determined by the Compensation Committee by a predetermined formula specified in the 2001 Incentive Compensation Plan. If the employee terminates employment for any reason other than those mentioned, the unvested shares of restricted stock are forfeited. In the event of a change of control event, unvested restricted shares immediately vest. Prior to the vesting date, the restricted stock is not transferable by the officer. The officer has rights as a shareholder with respect to unvested restricted stock, including the right to vote the restricted stock and the right to receive any dividends payable. In the event of a change in capitalization, the restricted shares are treated in the same manner as other shares of common stock. The value of the restricted stock on the date of grant is included in the gross income of the officer for federal income tax purposes at the end of the vesting period. The officer is responsible for the payment of all applicable federal, state and local taxes.
     Performance-based equity incentive awards under the Company’s Long Term Equity Incentive Compensation Plan were not granted for performance in 2007, because the Company did not meet its performance goals.
     We have engaged our compensation consultant to assist us in developing a new long-term equity incentive compensation plan.
     Equity Awards Grant Policy
     For awards made under the 2001 Incentive Compensation Plan, the date of grant is the date of Board approval. We do not back-date stock options. It has been our intention that any option granted, unless specifically stated in the option agreement, is treated for all purposes as an incentive stock option under Section 422 of the Internal Revenue Code of 1986. The option price per share is the fair market value of the common stock on the date the option was granted. Fair market value means the average of the highest and lowest selling price on the Nasdaq Stock Market on the date of grant. We have not issued stock options in several years. Our recent equity awards have been in the form of restricted stock.
     Retirement Plans
     We maintain pension, savings and profit sharing plans for all eligible employee participants. The Compensation Committee does not exercise discretion over the nature or amount of payments from these plans.
     Only employees hired before January 1, 2003, are eligible to participate in the Company’s defined benefit pension plan. No employees hired or rehired after December 31, 2002 are eligible for participation in the pension plan.
     The pension plan provides generally for a monthly benefit commencing at age 65 equal to one twelfth of one percent of the employee’s average yearly compensation over the five consecutive calendar years during the last ten calendar years when the employee’s compensation was highest, multiplied by years of credited service, not to exceed forty years. Average yearly compensation is defined as wages, salary, bonus, commissions, overtime and any other special compensation. Alternative plan formulas may apply to certain participants who participated in predecessor pension plans, including Mr. Lamar, Mr. Johnson and Mr. Finley. These alternative formulas may result in a greater benefit to the participant. Generally, the applicable formula can not be determined until retirement.
     The alternative plans include The Bank of Mobile Pension Plan in effect as of December 31, 1994, and the First National Bank Employee’s Pension Plan in effect as of December 31, 1994.

Benefits under The Bank of Mobile Pension Plan provide for a monthly benefit commencing at age 65 equal to one percent of the employee’s average monthly base compensation during the highest sixty consecutive months out of the 120 months preceding retirement, plus .65% of average monthly base compensation in excess of $833.33, multiplied by years of credited service, not to exceed thirty years. Employee’s average monthly base compensation is determined by dividing the annual wages, salary, bonus, commissions, overtime and other special compensation by twelve. Joint and survivor benefits would be less. Social Security benefits do not affect payment made under The Bank of Mobile Plan. The First National Bank Employee’s Pension Plan provides for an annual benefit commencing at age 65 equal to 1.5% of the final coverage compensation multiplied by years of service. Final coverage compensation is defined as earnings, including wages, salary, bonus, commissions, overtime and any other special compensation over the five consecutive calendar years out of the last ten consecutive years that produce the highest average. Joint and survivor benefits would be less.
     The Alabama Bank maintains an unfunded and unsecured Supplemental Retirement plan designed to supplement the benefits payable under the Company’s pension plan described above for certain key employees selected by the Alabama Bank’s Board of Directors. Each participant was a participant in a pension plan of another bank prior to his employment by the Alabama Bank, and the Supplemental Plan is designed to afford the participant the same pension he or she would receive under the Company’s pension plan if he or she were given years of service credit as if employed by the Alabama Bank for his or her entire banking career, reduced by benefits actually payable to him or her under the Company’s pension plan and any retirement benefit payable to him or her under any plan of another bank. Benefits for total and permanent disability are supplemented in the same manner. Because the Supplemental Plan is intended to complement benefits otherwise available to the participants, the exact amounts to be paid, if any, to any participant, including Mr. Lamar, Mr. Johnson and Mr. Finley, can not be determined until retirement or disability. We do not believe any current expense and any liabilities associated with the Supplemental Plan are material.
     We maintain the BancTrust Financial Group, Inc. Employee Savings & Profit Sharing Plan. Subject to certain vesting and eligibility requirements, all of our employees are permitted to participate in this plan. An eligible employee may defer up to 75% of his or her pay into the plan, not to exceed the maximum allowed under Section 402(g) of the Internal Revenue Code and not to exceed the maximum allowed under Sections 401(k), 404 and 415 of the Code. We make a matching contribution as follows: $1.00 for $1.00 on the first 2%, $0.75 for $1.00 on the next 2% and $0.50 for $1.00 on the next 2%. For example, if an employee defers 6% of pay, that employee would receive a 4.5% matching contribution. The Board of Directors may approve an annual profit-sharing contribution to this plan if certain performance measures are met. The performance measures typically involve the achievement of a predetermined return on average assets or attaining budgeted income. At the beginning of each year our Board of Directors sets the profit-sharing goal, and, at the end of the year, the Board of Directors determines the amount of the profit-sharing contribution, if any, to be made. The profit-sharing contribution is allocated to each eligible employee based on an individual compensation to total participant compensation ratio.

     Certain Other Benefits
     In addition to salaries, bonus opportunities, equity awards and retirement benefits, we provide to our executive officers, including the Chief Executive Officer, certain other benefits to assist the executive in performing his duties and to help us remain competitive in our ability to hire talented employees. These perquisites consist of a company automobile, certain club memberships and the payment of dues for those clubs, and, in the case of Mr. Fitzhugh, a housing allowance. The Compensation Committee periodically reviews perquisites made available to our executive officers, including the Chief Executive Officer, to ensure that such perquisites are in line with market practice.
     Additional Post-Employment Benefits
     We have change of control agreements with our named executive officers, Mr. Lamar, Mr. Johnson, Mr. Fitzhugh, Mr. Finley and Mr. Livingston. The Board of Directors believes that if the Company or one of its affiliates becomes subject to any proposed or threatened change in control transaction, it is imperative that we be able to rely upon our executives to remain in their positions so as to provide advice and management to the Company and its shareholders without the distraction of personal uncertainties and risks created in such an environment.
     These agreements are designed to retain our executives pending a change of control transaction. They provide that if an executive is terminated other than for cause following a change of control, or if he quits following a reduction in his assigned duties or responsibilities such that they are inconsistent with his present position, he will be entitled to receive a cash payment equal to three times (for Mr. Lamar, Mr. Johnson, Mr. Fitzhugh and Mr. Finley) and two times (for Mr. Livingston) his average annual earnings, not to exceed the highest amount that can be paid without triggering excise taxes or penalties under the Internal Revenue Code. Average annual earnings are defined as amounts earned by the executive for personal service rendered to his employer and its affiliates as reported on form W-2, including bonuses, and excluding moving and education expenses, income included under Section 79 of the Internal Revenue Code of 1986, as amended, and income imputed to the executive from personal use of employer-owned automobiles and employer-paid club dues. Earnings do not include any income attributable to grants of and dividends on shares awarded under our equity incentive compensation plans.
     Certain other existing employee benefits are also available under the terms of these agreements for a period after termination of three years for Mr. Lamar, Mr. Johnson, Mr. Fitzhugh and Mr. Finley and of two years for Mr. Livingston. During the severance pay period, the executive will continue to be covered by the life insurance, medical insurance and accident and disability insurance plans of his employer and its affiliates or any successor plan or program in effect at or after termination if available. The Chief Executive Officer is additionally entitled to purchase the automobile then furnished to him by the Company for a price equal to 50% of its then book value on the books of the Company and to an amount equal to the country club dues then being paid on his behalf by the Company, not to exceed $150 per month, during the severance pay period. These agreements automatically renew each calendar year unless terminated at least ninety days prior to any December 31.

Summary Compensation Table

					Non qualified
				Non-Equity	Deferred
Name and			Stock	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Awards[1]	Compensation	Earnings[2]	Compensation[3]		Total
W. Bibb Lamar, Jr. President and Chief Executive Officer	2007	$350,000			$135,827	$39,737		$525,564
(Principal Executive Officer)	2006	325,000	$108,425	$104,000	116,804	39,216		693,445

F. Michael Johnson Chief Financial Officer	2007	$178,000			$164,150	$26,659		$368,809
(Principal Financial Officer)	2006	170,000		$40,800	106,008	28,890		346,490

Michael D. Fitzhugh	2007	$188,000			$32,142	$46,979	[4]	$267,121
Executive Vice President	2006	180,000		$31,779	19,906	49,380	[4]	281,065

Bruce C. Finley, Jr.	2007	$145,000			$99,362	$16,482		$260,844
Senior Vice President	2006	135,000		$27,000	70,650	21,183		253,833

Edward T. Livingston	2007	$145,000		$23,563	$19,155	$19,058		$206,776
Executive Vice President

[1]	Stock based on market value of $21.68 on date of issue.

[2]	Change in pension value only.

[3]	Other compensation includes dividends paid on unvested restricted common stock, certain dues and club memberships, the Company’s matching of contributions to the 401(k) plan, taxable life insurance, and the taxable amounts for use of Company-owned automobiles. Company matching of 401(k) plan contributions were $16,882.82 for Mr. Lamar, $9,846 for Mr. Johnson, $9,890 for Mr. Fitzhugh, $7,740 for Mr. Finley and $7,882 for Mr. Livingston in 2007 and $16,007 for Mr. Lamar, $10,117 for Mr. Johnson, $10,523 for Mr. Fitzhugh and $7,262 for Mr. Finley for 2006.

[4]	Mr. Fitzhugh was paid $26,400 in housing allowance due to relocation.
     For a description of how the named executive officers’ Incentive Plan Compensation was determined, see Non-Equity Incentive Compensation in “Management’s Compensation Discussion and Analysis” above.

2007 Grants of Plan Based Awards Table

		Estimated Future Payouts
		Under Non-Equity Incentive
	Grant	Plan Awards
Name	Date	Threshold	Target	Maximum
W. Bibb Lamar, Jr.	04/17/2007	$87,500	$175,000	$300,000
F. Michael Johnson	04/17/2007	44,500	89,000	178,000
Michael D. Fitzhugh	04/17/2007	47,000	94,000	188,000
Bruce C. Finley, Jr.	04/17/2007	36,250	72,500	145,000
Edward T. Livingston	04/17/2007	18,125	36,250	72,500
     The Annual Management Incentive award level is established as a percentage of base salary, with the payout calculated at year-end for each participant. The Chief Executive Officer recommends to the Compensation Committee the incentive payment for the other named executives and the officer participants. The Compensation Committee reviews and recommends the Chief Executive Officer’s award. Opportunities at a threshold, target and maximum incentive percentage level are based on the attainment of predetermined goals. Opportunity measurements are stated on worksheets which are provided to participants early in the year. There is no guaranteed minimum incentive award payout. The Board of Directors has final approval in granting incentive awards. See Non-Equity Incentive Compensation in “Management’s Compensation Discussion and Analysis” above for a discussion of how award amounts were determined and the weightings given to the goals and objectives for each named executive officer.
     Potential incentive awards for all participants, including the named executive officers, were based on the Company achieving at least a 1.00% return on average assets, at least a 9% average asset growth and $14.1 million net income. Additionally, Mr. Lamar’s and Mr. Johnson’s potential incentive award included a 20% subjective component. Mr. Fitzhugh’s potential incentive award was based on a minimum of a 5.85% market deposit growth; 6.93% market loan growth; 90% of budgeted profit to market profit; 90% of secondary market mortgage revenue to budgeted revenue; 90% BancTrust Financial Services net profit to budgeted net profit; and 90% of trust net profit to budgeted net profit. Mr. Finley’s potential incentive awards were based on at least a 9.1% average loan growth; .28% net charge offs to total loans; 1% thirty day average past dues excluding non-performing loans; and 7.5% company-wide loan exceptions. Mr. Livingston’s potential incentive award was based on achieving at least a 5.90% market deposit growth; a 4.5% market loan growth; 90% of budgeted profit to market profit; and 90% of Brewton mortgage fee revenues to budget.

Outstanding Equity Awards at 2007 Fiscal Year End
Outstanding Equity Awards at 2007 Fiscal Year End

	Option Awards				Stock Awards
						Number of
		Number of				Shares of	Market
		Securities				Stock	Value
		Underlying				That	of Shares[2]
		Unexercised	Option			Have	That Have
	Grant	Options	Exercise	Expiration	Grant	Not	Not
Name	Date	Exercisable	Price	Date	Date	Vested[1]	Vested
W. Bibb Lamar, Jr.	07/21/2004	10,000	$17.23	07/21/2014	01/24/2007	5,000	$60,500
	02/20/2001	10,080	11.31	02/20/2011	01/18/2006	8,000	96,800
	01/19/2000	5,000	11.91	01/19/2010	01/19/2005	6,000	72,600
	01/19/1999	10,000	15.63	01/19/2009
	01/07/1998	11,250	15.79	01/07/2008

F. Michael Johnson	07/21/2004	4,000	$17.23	07/21/2014	01/18/2006	4,000	$48,400
	02/20/2001	5,180	11.31	02/20/2011	01/19/2005	3,000	36,300
	01/19/2000	2,000	11.91	01/19/2010
	01/19/1999	6,000	15.63	01/19/2009
	01/07/1998	3,000	15.79	01/07/2008

Michael D. Fitzhugh	07/21/2004	4,000	$17.23	07/21/2014	01/18/2006	4,000	$48,400
	02/20/2001	5,180	11.31	02/20/2011	01/19/2005	3,000	36,300
	01/19/2000	1,500	11.91	01/19/2010
	07/23/1998	5,000	22.19	07/23/2008

Bruce C. Finley, Jr.	07/21/2004	4,000	$17.23	07/21/2014	01/18/2006	2,000	$24,200
	01/18/2000	1,000	11.91	01/18/2010	01/19/2005	1,000	12,100
	01/07/1998	2,250	15.79	01/07/2008

Edward T. Livingston	03/17/2004	10,000	$17.19	03/17/2014	01/18/2006	1,000	$12,100
	01/28/2003	5,000	11.68	01/28/2013	01/19/2005	1,000	12,100

[1]	Unvested restricted stock vests three years from the date of grant. Shares were granted on 01/19/2005 and vested on 01/19/2008. Shares were granted on 01/18/2006, which will vest on 01/18/2009, and shares were granted on 01/24/2007, which will vest on 01/24/2010.

[2]	Based on closing price of $12.10 as of December 31, 2007.

2007 Option Exercises and Stock Vested

	Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise
W. Bibb Lamar, Jr.	7,500	$98,678
F. Michael Johnson	3,000	39,471
Bruce C. Finley, Jr.	2,250	28,264
2007 Pension Benefit Table

		Number
		of Years	Present Value of	Payments During
		Credited	Accumulated	the Last
Name	Plan Name	Service	Benefit	Fiscal Year
W. Bibb Lamar, Jr.	Retirement Plan for Employees of
	BancTrust Financial Group, Inc.	19	$645,114	$0.00
	Alabama Bank Supplemental Plan	39	284,772	$0.00
	Total		$929,886	$0.00

F. Michael Johnson	Retirement Plan for Employees of
	BancTrust Financial Group, Inc.	22	$620,800	$0.00
	Alabama Bank Supplemental Plan	33	155,166	$0.00
	Total		$775,966	$0.00

Michael D. Fitzhugh	Retirement Plan for Employees of
	BancTrust Financial Group, Inc.	9	$130,191	$0.00

Bruce C. Finley, Jr.	Retirement Plan for Employees of
	BancTrust Financial Group, Inc.	19	$339,593	$0.00
	Alabama Bank Supplemental Plan	32	81,266	$0.00
	Total		$420,859	$0.00

Edward T. Livingston	Retirement Plan for Employees of
	BancTrust Financial Group, Inc.	5	$65,907	$0.00
     The present value of accumulated benefit was determined using a 5.9% discount rate, the RP-2000 Combined Mortality Table, the greater of normal retirement age or age on the evaluation date and no incidence of disability.
     The Retirement Plan for Employees of BancTrust Financial Group, Inc. provides generally for a monthly benefit commencing at age 65 equal to one twelfth of one percent of the employee’s average yearly compensation over the five consecutive calendar years during the last ten calendar years when the employee’s compensation was highest, multiplied by years of credited service, not to exceed forty years. Average yearly compensation is defined as wages, salary, bonus, commissions, overtime and any other special compensation. Alternative plan formulas may apply to certain participants who participated in predecessor pension plans, including Mr. Lamar, Mr. Johnson and Mr. Finley. These alternative formulas may result in a greater benefit to the participant. Generally, the applicable formula cannot be determined until retirement.
     The alternative plans include The Bank of Mobile Pension Plan in effect as of December 31, 1994, and the First National Bank Employee’s Pension Plan in effect as of December 31, 1994. Benefits under The Bank of Mobile Pension Plan provide for a monthly benefit commencing at age 65 equal to one percent of the employee’s average monthly base compensation during the highest sixty consecutive months out of the 120 months preceding retirement, plus .65% of average monthly base compensation in excess of $833.33, multiplied by years of credited service, not to exceed thirty years. Employee’s average monthly base compensation is determined by dividing the annual wages, salary, bonus, commissions, overtime and other special compensation by twelve. Alternative plan formulas, in some situations, might produce a greater benefit. Joint and survivor benefits would be less. Social Security benefits do not affect payment made under The Bank of Mobile Pension Plan. Benefits under the First National Bank Employee’s Pension Plan provide for an annual benefit commencing at age 65 equal to 1.5% of the final coverage compensation multiplied by years of service. Final coverage compensation is defined as earnings, including wages, salary, bonus, commissions, overtime and any other special compensation over the five consecutive calendar years out of the last ten consecutive years that produces the highest average. Joint and survivor benefits would be less.
     The Alabama Bank maintains an unfunded and unsecured Supplemental Retirement plan designed to supplement the benefits payable under the Company’s pension plan described above for certain key employees selected by the Alabama Bank’s Board of Directors. Each participant was a participant in a pension plan of another bank prior to his employment by the Alabama Bank, and the Supplemental Plan is designed to afford the participant the same pension he or she would receive under the Company’s pension plan if he or she were given years of service credit as if employed by the Alabama Bank for his or her entire banking career, reduced by benefits actually payable to him or her under the Company’s pension plan and any retirement benefit payable to him or her under any plan of another bank. Benefits for total and permanent disability are supplemented in the same manner. Because the Supplemental Plan is intended to complement benefits otherwise available to the participants, the exact amounts to be paid, if any, to any participant, including Mr. Lamar, Mr. Johnson and Mr. Finley, cannot be determined until retirement or disability. Mr. Fitzhugh and Mr. Livingston do not participate in this plan. We do not believe any current expense and any liabilities associated with the Supplemental Plan are material.

Other Potential Post-Employment Payments
     Upon resignation without cause or termination for cause, the named executive officer is not entitled to any payment or benefit beyond those afforded to employees upon termination or resignation. Salaries would be paid through the date of resignation or termination. Insurance and other special benefits would terminate on the date of resignation or termination. Unvested restricted stock would be forfeited. Exercisable stock options would be forfeited upon termination or resignation if not exercised prior to the effective date of the resignation. Non-equity incentive compensation would not be paid if termination or resignation is prior to the date payment is made by the Company.
     Upon normal retirement, the executive officer is entitled to receive his defined benefit pension obligation and pro rata vested restricted stock shares. Pension benefits may be paid in a lump sum under certain circumstances. The executive may also receive all or a pro rata short-term incentive payment if approved by the Board of Directors. Options held may be exercised within ninety days of retirement by the executive. In the case of Mr. Lamar, Mr. Johnson and Mr. Finley, the officer may also be entitled to retirement benefits payable under an unfunded, non qualified supplemental retirement plan.
     Assuming a normal retirement age and retirement at December 31, 2007, the named executives would have been entitled to the following in addition to their defined benefit pension plan and supplemental retirement plan where applicable:

	Value of Pro Rata	Value Realized
	Vested Restricted	on Exercise of
Name	Stock Shares[1]	Stock Options[2]
W. Bibb Lamar, Jr.	$159,272	$8,913
F. Michael Johnson	69,441	4,472
Michael D. Fitzhugh	69,441	4,377
Bruce C. Finley, Jr.	28,592	790
Edward T. Livingston	20,424	2,125

[1]	Value based on closing price of $12.10 as of December 31, 2007.

[2]	Value based on closing price of $12.10 as of December 31, 2007, and strike price of exercisable options.
     Upon permanent disability, the executive officer is entitled to receive long-term disability benefits and pro rata vested restricted stock shares. Our disability plan allows a monthly benefit for a permanently disabled employee until the employee reaches age 65 or normal retirement age. The executive may also receive all or a pro rata short-term incentive payment if approved by the Board of Directors. Options held may be exercised within 12 months of the permanent disability date.

     Assuming permanent disability at December 31, 2007, the named executives would have been entitled to the following:

	Monthly Long	Value of Pro Rata	Value Realized
	Term Disability	Vested Restricted	on Exercise of
Name	Payment[1]	Stock Shares[2]	Stock Options[3]
W. Bibb Lamar, Jr.	$10,000	$159,272	$8,913
F. Michael Johnson	10,000	69,441	4,472
Michael D. Fitzhugh	10,000	69,441	4,377
Bruce C. Finley, Jr.	10,000	28,592	790
Edward T. Livingston	10,000	20,424	2,125

[1]	Monthly benefits are payable until age 65 or normal retirement age, whichever is later. Normal retirement age is social security normal retirement age.

[2]	Value based on closing price of $12.10 as of December 31, 2007.

[3]	Value based on closing price of $12.10 as of December 31, 2007, and strike price of exercisable options.
     Upon death, the executive officer’s estate is entitled to receive company provided life insurance benefits and pro rata vested restricted stock shares. Life insurance proceeds may be increased if death is due to an accident while traveling or is caused by an accident. The executive may also receive a full or pro rata short-term incentive payment if approved by the Board of Directors. Options held may be exercised within 12 months of the date of death.
     Assuming a December 31, 2007, date of death, the named executives’ estates would have been entitled to the following:

		Value of Pro Rata	Value Realized
	Life Insurance	Vested Restricted	on Exercise of
Name	Proceeds	Stock Shares[1]	Stock Options[2]
W. Bibb Lamar, Jr.	$250,000	$159,272	$8,913
F. Michael Johnson	250,000	69,441	4,472
Michael D. Fitzhugh	250,000	69,441	4,377
Bruce C. Finley, Jr.	250,000	28,592	790
Edward T. Livingston	250,000	20,424	2,125

[1]	Value based on closing price of $12.10 as of December 31, 2007.

[2]	Value based on closing price of $12.10 as of December 31, 2007, and strike price of exercisable options.

     The Company has change in control compensation agreements in place between its named executive officers and either the Company or the subsidiary bank that employs the officer (the “Employer”). A change in control under these agreements is defined to be a merger, consolidation, or other corporate reorganization of the Employer if the Employer fails to survive, disposition of the Employer by the Company, the beneficial ownership by one person or a closely related group of persons of as much as 40% of the outstanding voting stock of the Company, unless acquisition of stock resulting in such ownership by such person or related group had been approved in advance by the Board of Directors of the Employer or the Company, or as may otherwise be defined by the Board of Directors from time to time. In the case of certain triggering events following a change in control, the named executive officers are entitled to receive payment in cash in the amount of two times or three times, depending on the executive, the average annual earnings of the executive, during the most recent three fiscal periods. If the amount exceeds limits provided in the then existing provisions of the Internal Revenue Code for the imposition of tax penalties on such payments, the amount will be reduced to the highest amount allowed to avoid such penalties. During the two-year or three-year severance pay period, if applicable under the terms of its benefit plans existing at the time of termination, the executive will continue to be covered by the life insurance, medical insurance and accident and disability insurance plans of the Company. A triggering event includes the Executive’s termination by the Company at any time within two years following a change in control or resignation by the executive following the occurrence of any of the following events: the assignment of the Executive to any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status immediately preceding the change in control, or a change in the Executive’s reporting responsibilities or titles in effect at such time, in either case resulting in reduction of his responsibilities or position; or the reduction of the Executive’s annual compensation; or the transfer of the Executive to a location requiring a change in his residence or a material increase in the amount of travel normally required of the Executive in his employment.
     Unvested restricted stock vests immediately upon a change in control. A change in control is defined, under the Company’s 2001 Incentive Compensation Plan, as any exchange of the outstanding shares of common stock, in connection with a merger, consolidation, or other reorganization of or involving the Company, or the sale by the Company of all or a portion of its assets, for a different number or class of shares of stock or other securities of the Company or shares of the stock or other securities of any other corporation. The Company must give thirty days written notice of a change in control to allow for the exercise of outstanding options. Options that are not exercisable immediately prior to the change in control will become exercisable upon the change in control. Non-equity incentive compensation may be awarded either in full or pro rata with approval by the Board of Directors.
     Assuming a change in control, followed by a triggering event, as of December 31, 2007, the named executives would have been entitled to the following:

		Insurance	Time-based
		and Other	Equity
		Special	Acceleration	Total Change
Name	Cash Severance	Benefits[1]	Value[2]	In Control[3]
W. Bibb Lamar, Jr.	$930,131	$89,705	$4,065	$1,023,901

F. Michael Johnson	426,484	36,705	8,158	471,347

Michael D. Fitzhugh	450,423	11,435	8,158	470,016

Bruce C. Finley, Jr.	314,170	23,401	36,276	373,847

Edward T. Livingston	282,552	13,945	2,047	298,544

[1]	Includes two years continued Company vehicle usage and club memberships for Mr. Lamar and two years continued Company vehicle usage for the other executives. Includes medical, dental, life insurance and disability coverage continuation for two years for each executive. For Mr. Lamar, Mr. Johnson, and Mr. Finley, the amount includes $40,000, $20,000 and $15,000 in additional supplemental retirement benefit.

[2]	Value of time-based unvested restricted stock under Section 280G of the Internal Revenue Code and based on closing price of $12.10 as of December 31, 2007.

[3]	Sum of annualized compensation, total perquisite value, total welfare value, additional SERP value, and time-based equity acceleration value.
Director Compensation

	Fees
	Earned or
	Paid in	All Other
Director	Cash Earnings[4]	Compensation($)[4]	Total($)
Tracy T. Conerly	$17,200	$6,000	$23,200

Stephen G. Crawford	17,950	7,300	25,250

David C. De Laney	24,200	10,350	34,550

Robert M. Dixon, Jr.	16,350	4,250	20,600

Greg B. Faison[1]	950		950

James A. Faulkner	19,600		19,600

Broox G. Garrett, Jr.[3]	16,750		16,750

W. Dwight Harrigan	16,350		16,350

James P. Hayes, Jr.[2,3]	15,675		15,675

Clifton C. Inge, Jr.	19,150	9,450	28,600

John H. Lewis, Jr.	16,350		16,350

Harris V. Morrissette[3]	21,775		21,775

J. Stephen Nelson	18,900		18,900

Paul D. Owens, Jr.[3]	17,550		17,550

Dennis A. Wallace	21,975		21,975

[1]	Mr. Faison resigned from the Board of Directors on January 24, 2007.

[2]	Mr. Hayes resigned from the Board of Directors on October 17, 2007.

[3]	The aggregate number of options held by all directors outstanding at year end was 2,600.

[4]	Fees paid for Board and Committee attendance for our Directors serving on boards of our subsidiary companies.

     Our directors receive an annual retainer of $10,300, $750 for each Board meeting attended, and $400 for each Committee meeting attended. Attendance at a Board or Committee meeting by phone is paid at 50% of the applicable fee. The members of the Board who also served on BancTrust Company’s Board of Directors received $300 per meeting. The Audit Committee Chairman receives an additional retainer of $1,500. Additional fees have at times been paid to committee members for multi-day meetings and the consideration of extraordinary transactions that require considerably more meeting or preparation time than what is usually expected. We offer to our directors the BancTrust Financial Group, Inc., Directors Deferred Compensation Plan which allows participating directors to defer their director fees and receive in lieu thereof the right to receive company stock. The plan is a non-qualified deferred compensation plan. Directors Conerly, Dixon, Faulkner, Garrett, Inge, Lewis, Morrissette and Wallace participate in the plan. All other compensation includes fees for Board and Committee attendance for our directors serving on our subsidiary Boards of Directors. Our Directors who also serve on the Boards of Directors and Committees of our subsidiary companies are Ms. Conerly and Messrs. Crawford, De Laney, Dixon, Inge and Wallace.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee members are Messrs. Faulkner, Crawford, Morrissette and Wallace. Except for Mr. Crawford, who was employed from August 2003 until December 2004 as BancTrust’s general counsel, no officer or employee or former officer or employee of BancTrust or any of its subsidiaries is a member of the Compensation Committee. Mr. Crawford was appointed to the Compensation Committee in January of 2008, following a determination that he meets the requirements for independence.
Report of Compensation Committee of the Board of Directors
     The Compensation Committee of the Board of Directors of BancTrust Financial Group, Inc. has reviewed and discussed Management’s Compensation Discussion and Analysis with management. Based on our review and discussions, we recommended to the Board of Directors that Management’s Compensation Discussion and Analysis be included in BancTrust’s Proxy Statement for its 2008 Annual Meeting and in its Annual Report on Form 10-K for the year ended December 31, 2007.
James A. Faulkner, Chairman
Stephen G. Crawford
Harris V. Morrissette
Dennis A. Wallace

CERTAIN TRANSACTIONS AND MATTERS
     Some of the directors, executive officers and nominees for election as directors of BancTrust, as well as firms and companies with which they are associated, are and have been customers of its subsidiary banks and as such have had banking transactions, including loans and commitments to loan, with subsidiary banks during 2007. These loans and commitments to loan, including loans and commitments outstanding at any time during the period, were made in the ordinary course of business on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of subsidiary bank management, did not involve more than the normal risk of collectibility or present other unfavorable factors.
     Stephen G. Crawford, a director and nominee and a temporary employee and executive officer of BancTrust from August 2003 until December 31, 2004, is a member of the Hand Arendall, L.L.C. law firm, which serves as counsel for BancTrust and its subsidiaries. Broox G. Garrett, Jr., a director and nominee, is a partner in the law firm of Thompson, Garrett & Hines, L.L.P., which serves as counsel for the Alabama Bank branches and the trust department in Brewton.
INDEPENDENT ACCOUNTANTS
     KPMG LLP served as BancTrust’s independent registered accounting firm in 2007. No independent registered accounting firm has been selected for 2008. We are at the end of our contract with KPMG LLP and may seek bids from independent registered accounting firms, including KPMG, and will select our independent registered accounting firm for 2008 shortly thereafter.
Audit and Non-Audit Fees
     The following table presents fees for professional audit services rendered by KPMG for the audit of BancTrust’s Annual Financial Statements for the years ended December 31, 2007, and December 31, 2006, and fees billed for other services rendered by KPMG during those periods.

	2007	2006
Audit Fees	$450,000	$450,000

Audit-Related Fees	29,054	2,850

Tax Fees	0	0

All Other Fees	0	0

Total $479,054	$479,054	$452,850
     Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits. Audit-related fees consisted primarily of registration statements, accounting consultation, and benefit plan audits. Tax fees consisted principally of tax consultation and preparation of tax returns. All audit-related services, tax services and other services were pre- approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of KPMG’s independence.

     The Audit Committee pre-approves, by resolution, the type and amount of audit, audit-related, tax and all other services to be performed by the Company’s independent auditor. The term of such approvals are for 12 months from the date of pre-approval, unless otherwise specified. The Audit Committee Chairman has the authority to approve the engagement of the independent auditor to provide non-audit-related services as permitted to the extent that such non-audit services are not pre-approved as set forth by the Committee’s policy, and if the engagement is less than $10,000. The Chairman reports, for informational purposes only, any pre-approval of non-audit services under the Company’s pre-approval policy at the Audit Committee’s next scheduled meeting after approval.
     KPMG will have representatives present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.
OTHER MATTERS
     Management currently does not know of any other matters to be presented at the meeting.
     If a Proxy in the form enclosed is executed properly and is returned before the meeting, the shares represented thereby will be voted in accordance with the directions given in that Proxy. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions herein contained, “For” the Board of Directors’ nominees in the election of directors. If any other matter is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors. At any time prior to its exercise, a Proxy may be revoked by written notice or a subsequently dated Proxy delivered to the Secretary of BancTrust.
     Solicitation of proxies will be made initially by mail. In addition, proxies may be solicited in person or by telephone by directors, officers and other employees of BancTrust and its subsidiaries. The cost of printing, assembling, and mailing this Proxy Statement and related material furnished to shareholders and all other expenses of solicitation, including the expenses of brokers, custodians, nominees and other fiduciaries who, at the request of BancTrust, mail material to or otherwise communicate with beneficial owners of shares held by them, will be borne by BancTrust.
     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the shareholders to take action at the meeting. Once a quorum is established: (i) directors must be elected by a majority of the votes cast; and (ii) any other action to be taken generally must be approved by votes cast in favor in excess of votes cast against. Abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as present for purposes of determining whether there is a quorum at the meeting. Nasdaq rules provide that brokers and nominees cannot vote the shares that they hold on behalf of other people either for or against certain matters without specific instructions from the person who beneficially owns those shares. Abstentions and broker non-votes are not counted in determining the number of shares voted for or withheld in the election of directors.

Communications Between Shareholders and the Board of Directors
     Pursuant to a policy of BancTrust’s Board of Directors, shareholders wishing to communicate with BancTrust’s Board of Directors, either individually or as a group, should address correspondence in care of: Secretary, BancTrust Financial Group, Inc., 100 St. Joseph Street, Mobile, Alabama 36602. The communication will be forwarded to the individual board member or to the entire Board as appropriate.
Shareholder Proposals
     Shareholder proposals intended to be submitted for consideration at the 2009 Annual Meeting of the Shareholders of BancTrust must be submitted in writing to and received by the Secretary of BancTrust not later than December 8, 2008, to be included in BancTrust’s Proxy Statement and form of Proxy relating to that meeting. The named proxies for the 2009 annual meeting will have discretionary voting authority with respect to any shareholder proposal not received in writing by February 21, 2009, and they will exercise their authority in accordance with the recommendations of BancTrust’s Board of Directors.

F. Michael Johnson
Executive Vice President,
CFO and Secretary
Enclosures
April 7, 2008

BancTrust Financial Group, Inc.
Audit Committee Charter
     Purpose:
     On behalf of the Board of Directors, the Audit Committee’s purpose and function is to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. Primary responsibility for the Company’s financial reporting and internal control structure lies with senior management, with oversight by the Board of Directors. The Audit Committee shall:
•	maintain open avenues of communication between the board of directors, management, the internal auditors, and the Independent Auditors;

•	be an informed, vigilant, and effective overseer of the Company’s internal controls and disclosure controls and procedures for financial reporting purposes;

•	have its duties and responsibilities set forth in a written charter;

•	report its activities to the full board on a regular basis; and

•	comply with applicable law including Nasdaq and SEC rules and requirements of the Sarbanes-Oxley Act and follow regulations established by the Company’s and its affiliates’ governing regulatory agencies.
     Committee Organization:
     The Audit Committee shall be appointed annually by the Board of Directors. The Committee shall be comprised of at least three (3) but no more than five (5) directors, each of whom shall be independent as required by Section 10A(m)(3) of the Securities Exchange Act of 1934, Rule 10A-3(b)(1), any other relevant rules promulgated under Section 10A by the SEC, and the listing standards of the Nasdaq Stock Market.
     Directors who have participated in the preparation of the financial statements of the Company at any time during the past three years shall not be eligible for service on the Audit Committee. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one member of the Audit Committee must have had past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.
     Notwithstanding the requirements regarding independence set forth above, the Board of

Directors may appoint to the Audit Committee no more than one director who is not independent under the definitions contained in the listing standards of the Nasdaq Stock Market, provided that the Company and such director meet the criteria for this exception set forth in Rule 4350(d)(2)(B) of the Nasdaq Marketplace Rules.
     Authority and Responsibilities:
     The Audit Committee shall meet at least 4 times per year or more frequently as circumstances require. The Company’s Chief Financial Officer and Internal Auditor will normally be present at each meeting, as well as the company’s Independent Auditor when appropriate. During most meetings, the Committee will hold private sessions with the Internal Auditor and the Independent Auditor. The Company’s legal counsel may also attend the Committee’s meetings to discuss legal matters which may impact the Company’s financial position and provide other relevant legal advice to the Audit Committee.
     The Audit Committee has authority to retain its own independent legal counsel, accountants or other advisors, as it determines to be necessary to carry out its duties, without prior permission from the Company’s Board of Directors or management, and the Committee shall be provided the necessary funding resources for such purposes and for the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
     The Audit Committee shall maintain minutes and other relevant documentation of all meetings held. The Committee shall report actions taken to the Board of Directors with such recommendations as the Committee may deem appropriate.
     The Audit Committee shall review, at least annually, the Committee’s charter and reassess its adequacy, and the Audit Committee shall recommend any proposed changes to the Board for approval. On an ongoing basis, the Audit Committee shall perform self-assessments to ensure that the Committee’s responsibilities defined in the Charter are being performed and take corrective action when necessary.
     The Audit Committee shall review annually the Company’s Code of Ethics for directors, officers, and employees, approve all waivers of the Code of Ethics and Conduct for directors and officers, and ensure timely disclosure of any such waivers by the Audit Committee.
     The Audit Committee’s responsibilities shall also include the following:
•	review with management and the Independent Auditor the Company’s filings with the Securities and Exchange Commission and other agencies containing the company’s financial statements, including annual (10-K), interim (10-Q) and periodic (8-K) reports and consider whether the information contained in these documents is consistent with the information contained in the financial statements;

•	review earnings press releases;

•	review major issues presented by internal audit and external audit regarding accounting principles and financial statement presentation;

•	review analyses prepared by management or auditors relating to financial reporting issues;

•	review the effect of regulatory and accounting initiatives;

•	review any financial information and earnings guidance provided to analysts and ratings agencies;

•	discuss policies with respect to risk assessment and risk management;

•	meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with Independent Auditors;

•	review with the Independent Auditors any audit problems or difficulties and management’s response;

•	before hiring an employee or former employee of the Independent Auditors, set clear hiring policies related to these prospective employees; and

•	report regularly to the Board of Directors.
     The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.
     The Audit Committee shall disclose in the Company’s proxy statement:
•	whether the Audit Committee satisfied its Audit Committee Charter responsibilities;

•	the complete Audit Committee Charter at least once every three years;

•	that the independent auditors have discussed with the Audit Committee matters required to be discussed in Statement of Auditing Standards No. 61 including judgments used in developing financial reports;

•	that the Audit Committee has discussed the judgments in private session; and

•	that the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

     Required Processes:
     The Internal Auditor is ultimately responsible to the Board and the Audit Committee and shall report to the Chief Executive Officer and the Audit Committee. The Audit Committee shall select, evaluate, and replace the Internal Auditor as appropriate. The Audit Committee shall:
•	oversee and periodically review all services performed for the Internal Auditor by third parties;

•	review summaries of all significant findings in the Internal Auditor’s reports as well as the resolution of such findings;

•	review the annual internal audit plans and assesses the Internal Auditor’s performance against the plan; and

•	meet privately with the Internal Auditor and his or her staff at regular meetings and on an as-needed basis.
     External Audit:
     The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the Independent Auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Audit Committee. The Committee shall have the sole authority to hire, determine funding (which shall be provided by the Company) for, evaluate, and fire the Independent Auditor. The Audit Committee shall:
•	review the scope and approach of the annual audit with the Independent Auditor;

•	review the Independent Auditor’s identification of issues and business and financial risks and exposures;

•	confirm and assure the independence of the Independent Auditors on an annual basis;

•	obtain from the Independent Auditor a formal written statement delineating all relationships between the Independent Auditor and the Company, to actively engage in a dialogue with the Independent Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor and to take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the Independent Auditor;

•	instruct the Independent Auditor to communicate and report directly to the Audit Committee any difficulties or disputes with management; and

•	approve in advance all audit and non-audit services to be provided by the Independent Auditor which are permissible under the law.
     The Audit Committee has adopted the BancTrust Financial Group, Inc. Audit and Non-Audit Services Pre-Approval Policy, which the Audit Committee shall administer.
     To the extent permitted by applicable SEC rules, the Audit Committee is authorized from time to time to delegate to one or more of its members, or to establish reasonably detailed pre approval policies and procedures pursuant to which management shall have, the authority to engage permissible services from the Independent Auditors other than audit, review, and attest services, provided that all such decisions to engage any permissible non-audit service shall be reported to the full Committee at its next scheduled meeting.
     The Audit Committee shall not engage the Independent Auditor for non-audit services that would impair its independence as described in Section 210.2-01(c)(4) of SEC Regulation S-X.
BancTrust Financial Group, Inc.
Audit and Non-Audit Services Pre-Approval Policy
     Statement of Principles:
     As contemplated by the Sarbanes-Oxley Act of 2002 (the Sarbanes Act) and related SEC rules, and as provided in the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent auditor. In connection with such responsibilities, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditor. As part of the pre-approval process, the Audit Committee shall consider whether the services to be performed by the auditor are consistent with the SEC’s rules on auditor independence.
     The Audit Committee shall pre-approve, by resolution, the type and amount of audit, audit-related, tax, and all other services to be performed by the Company’s independent auditor. The term of such pre-approval is 12 months from the date of pre-approval, unless otherwise specified in such resolutions. The Audit Committee shall adopt its pre-approval resolutions at least annually and modify the types and amounts of services as it determines in its discretion.
     Delegation:
     As contemplated by the Sarbanes Act and applicable SEC rules, the Audit Committee hereby delegates to the Chairman of the Audit Committee the authority to approve the engagement of the independent auditor to provide non-audit services as permitted by the Sarbanes Act, to the extent that such non-audit services are not pre-approved as set forth in this Policy and if such engagement is less than $10,000. The Chairman shall report, for informational purposes only, any pre-approval of non-audit services under his or her delegated pre-approval authority at its next scheduled meeting.

     Audit Services:
     The annual audit services engagement terms and fees will be subject to the specific pre-approval of the entire Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in other areas to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting. The Audit Committee will monitor the audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, Company structure or other items.
     In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may pre-approve other audit services, which are those services that only the independent auditor reasonably can provide. Other audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings.
     Audit-Related Services:
     Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee may pre-approve audit-related services, including among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting, or regulatory reporting matters; and assistance with internal control reporting requirements.
     Tax Services
     The Audit Committee may pre-approve those tax services that have historically been provided by the independent auditor, that the Audit Committee has reviewed and believes would not impair the independence of the independent auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee may consult with management and the Company’s or its own independent advisors, including counsel, to determine that the tax planning and reporting positions are consistent with this Policy.
     All Other Services

     The Audit Committee may pre-approve those all other services that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence.
     A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The independent auditors shall not provide any of these services to the Company.
     Pre-Approval Fee Levels or Budgeted Amounts
     Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be submitted to the Chief Financial Officer and shall include a description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have been pre-approved by the Audit Committee. The Audit Committee will be informed on a periodic basis of the services rendered by the independent auditor. The Chief Financial Officer shall consult as necessary with the Chairman of the Audit Committee in determining whether any particular service has been pre-approved by the Audit Committee. The Audit Committee has designated the Chief Financial Officer to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this Policy. The Chief Financial Officer will report to the Audit Committee on a periodic basis on the results of such monitoring. The Chief Financial Officer will immediately report to the Chairman of the Audit Committee any breach of this Policy that comes to the attention of the Chief Financial Officer.
     Exhibit 1:
     Prohibited Non Audit Services
•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit
•                Any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible

PLEASE MARK VOTES REVOCABLE PROXY With-For All AS IN THIS EXAMPLE BANCTRUST FINANCIAL GROUP, INC. For hold Except 1. Election of Directors. Proxy for Annual Meeting of Shareholders, Tracy T. Conerly, Stephen G. Crawford, May 8, 2008 David C. De Laney, Robert M. Dixon, Jr., Solicited by the Board of Directors KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of BancTrust Financial Group, Inc., do hereby nominate, constitute, and appoint Dan Britton and Robert B. Doyle, III, and each of them, with full power to act alone, my true and lawful attorneys and proxies, with full power of substitution, for me and in my name, place, and stead, to vote all of the Common Stock of BancTrust Financial Group, Inc. standing in my name on its books on March 14, 2008, at the Annual Meeting of its shareholders to be held at 100 Saint Joseph St., Mobile, Alabama, on May 8, 2008, at 10:30 a.m. CDT, and at any adjournment thereof, with all powers that the undersigned would possess if personally present, conferring upon my said attorneys and proxies all discretionary authority permitted by applicable law and regulations, as follows: Financial Group, Inc. .Detach above card, sign, date and mail in postage paid envelope provided. BANCTRUST FINANCIAL GROUP, INC. . Please date, sign and mail this Proxy in the envelope provided. Postage not necessary if mailed in the United States. IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.